MutualFirst Announces First Quarter 2013 Results

MUNCIE, Ind., April 24, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the Holding Company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2013 of $1.6 million, or $.23 for basic and $.22 for diluted earnings per common share. This compared to net income available to common shareholders during the same period in 2012 of $1.1 million, or $.15 for basic and diluted earnings per common share. Annualized return on assets was .56% and return on average tangible common equity was 5.95% for the first quarter of 2013 compared to .40% and 4.17% respectively, for the same period of last year.

"We are pleased to report continued improvement in earnings and a 47% increase over the same quarter last year," said David W. Heeter, President and CEO. "The local economies are improving slowly and we are cautiously optimistic that the improving economies will allow us to continue to improve earnings."

Financial highlights for the first quarter ended March 31, 2013 included:

  Gross loan balances decreased $13.7 million in the first quarter of 2013 primarily due to selling current mortgage production.
  Core transactional deposit accounts increased $14.1 million.
  Allowance for loan losses to non-performing loans as of March 31, 2013 was 64.90% compared to 67.72% as of December 31, 2012.  Allowance for loan losses to loans receivable was 1.65% as of March 31, 2013 compared to 1.63% as of December 31, 2012.
  Net charge offs on an annualized basis were 0.41% in the first quarter of 2013 compared to 0.67% in the same period in 2012.
  Net interest margin increased to 3.07% for the first quarter of 2013 compared to 3.03% for the first quarter of 2012.
  Provision for loan losses decreased $400,000 in the first quarter of 2013 compared to the first quarter of 2012.
  Non-interest income for the quarter ended March 31, 2013 increased $710,000 compared to the first quarter of 2012 due to gains on sale of loans in mortgage banking activity, a reduction in losses on sales of REO and gains on sale of investments.
  Non-interest expense for the first quarter of 2013 increased $319,000 over the first quarter of 2012.  The increase is primarily due to increased salary and benefit expenses and occupancy expenses.
  Pretax pre-provision earnings increased $500,000 in the first quarter of 2013 compared to the same period in 2012.
  On April 8, 2013, the Company redeemed 25% of the preferred stock issued to the Secretary of the Treasury under the Small Business Lending Fund program.

Balance Sheet

Assets decreased $8.9 million as of March 31, 2013 compared to December 31, 2012, primarily due to the decrease in gross loans by $13.7 million. The decrease in the gross loan portfolio was primarily due to a $10.1 million decline in the residential mortgage loan portfolio as a majority of current mortgage production was sold into the secondary market for interest rate risk mitigation. The consumer and commercial portfolios declined $3.5 million primarily due to seasonality, which compared favorably to the decline in the first quarter of 2012 of $8.3 million.

Deposits decreased by $16.3 million as the Bank allowed wholesale deposits to run off, which was partly responsible for a $30.4 million decline in certificates of deposit. This decrease was partially offset by increases in core transactional accounts, which increased $14.1 million in the first quarter of 2013. Core transactional deposits increased to 53% of the Bank's total deposits as of March 31, 2013 compared to 51% as of December 31, 2012 and 48% as of March 31, 2012. FHLB advances grew slightly as $20 million of longer term advances were utilize for interest rate risk mitigation replacing maturing advances.

Heeter commented, "We are making strides in changing the mix of our loan and our deposit portfolios. We are continuing our strategy to reduce our balance sheet exposure of residential mortgage loans and increasing the percentage of consumer and commercial portfolios. The deposit mix has changed favorably over the last few years to reduce our reliance on certificates of deposit. These changes should enhance net interest margin and reduce interest rate risk."

The allowance for loan losses decreased by $47,000 to $16.0 million as of March 31, 2013 as compared to December 31, 2012. Net charge offs for the first quarter of 2013 were $1.0 million, or 0.41% of loans on an annualized basis, compared to $1.5 million, or 0.67% of loans on an annualized basis, for the first quarter of 2012. Classified loans decreased $3.7 million, or 8.9% in the first quarter of 2013 compared to the fourth quarter of 2012. The allowance for loan losses to non-performing loans as of March 31, 2013 decreased to 64.9% compared to 67.7% as of December 31, 2012. The allowance for loan losses to total loans as of March 31, 2013 was 1.65%, an increase from 1.63% as of December 31, 2012. "We continue to be pleased with the level of our asset quality and we believe that our current allowance for loan losses adequately reflects the risk in our portfolio and the current risk in the economy," Heeter added.

Stockholders' equity was $140.1 million at March 31, 2013, an increase of $646,000 from December 31, 2012. The increase was a result of net income of $2.0 million. This increase was partially offset by dividend payments of $423,000 to common shareholders and $362,000 to preferred shareholders. The Company's tangible book value per share as of March 31, 2013 increased to $15.40 compared to $15.33 as of December 31, 2012 and tangible common equity ratio was 7.72% as of March 31, 2013 compared to 7.62% as of December 31, 2012. The Company's and the Bank's risk-based capital ratio were well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2013.

Income Statement

Net interest income before the provision for loan losses increased $109,000 for the quarter ended March 31, 2013 compared to the same period in 2012. The increase was a result of an increase in the net interest margin from 3.03% in the first quarter of 2012 to 3.07% in the first quarter of 2013, which was offset slightly by a decline in average earning assets of $2.0 million. On a linked quarter basis, net interest income before the provision for loan losses decreased $133,000 as average earning assets declined by $25.6 million; however net interest margin increased by 3 basis points.

The provision for loan losses for the first quarter of 2013 decreased to $950,000 compared to $1.4 million during last year's comparable period. The decrease was due to management's ongoing evaluation of the adequacy of the allowance for loan losses and was impacted by a decrease in net charge offs to $1.0 million for the first quarter of 2013 compared to net charge offs of $1.5 million in the first quarter of 2012. Non-performing loans to total loans at March 31, 2013 were 2.54% compared to 2.40% at December 31, 2012. The increase in the non-performing ratio was primarily due to the reduction in gross loan balances in the first quarter of 2013. Non-performing assets to total assets were 2.25% at March 31, 2013 compared to 2.21% at December 31, 2012.

Non-interest income for the first quarter of 2013 was $3.6 million an increase of $710,000 compared to the first quarter of 2012. Non-interest income increased as gains on sales of foreclosed properties increased $412,000, due to a gain of $19,000 compared to a loss in the first quarter of 2012 of $393,000. Gain on sale of loans increased $304,000 as mortgage banking activity increased by $21 million in the first quarter of 2013 compared to the same time period in 2012. Gain on sale of investments also increased $142,000 as a small portion of the investment portfolio was restructured to mitigate interest rate risk. These increases were partially offset by a decline in service fees on deposit accounts by $82,000 as the number of overdraft transactions continues to decline. On a linked quarter basis, non-interest income declined $870,000 primarily due to a decrease in gain on sale of investments due to a balance sheet restructuring in the fourth quarter of 2012, which was not repeated in the first quarter of 2013.

Non-interest expense increased $319,000 when comparing the first quarter of 2013 with that of 2012. This increase was a result of an increase in salaries and benefits of $208,000 and occupancy expense of $197,000. The increase in salaries and benefits was a result of the increased health insurance premiums and increased retirement benefit expense due to the Company's employee stock ownership plan expense, which is directly tied to the Company's increasing stock price. The increase in occupancy expense was a result of higher branch operating costs due to weather conditions and increased depreciation expense. These increases were partially offset by a reduction in marketing expense and intangible amortization in the first quarter of 2013 compared to the similar period in 2012. On a linked quarter basis, non-interest expense decreased $692,000 primarily due to the one time prepayment charge on FHLB advances in the fourth quarter 2012, which was not repeated in the first quarter of 2013.

Heeter concluded, "While we are pleased with the current results, we are focused to continue to grow earnings and increase shareholder value."

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including commercial lending, wealth management and trust services and Internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST Financial, Inc.

	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2013	2012	2012
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$34,396	$32,778	$26,572
Investment securities - AFS	284,271	281,197	356,118
Loans held for sale	6,765	5,106	3,043
Loans, gross	971,867	985,583	933,550
Allowance for loan loss	(15,991)	(16,038)	(16,634)
Net loans	955,876	969,545	916,916
Premise and equipment	31,878	32,240	31,692
FHLB of Indianapolis stock	14,391	14,391	14,391
Investment in limited partnerships	2,475	2,603	2,985
Cash surrender value of life insurance	48,727	48,410	47,363
Prepaid FDIC premium	1,344	1,647	2,528
Core deposit and other intangibles	2,200	2,411	3,112
Deferred income tax benefit	16,413	15,913	16,752
Foreclosed real estate	6,436	6,946	7,379
Other assets	8,528	9,271	10,295
Total assets	$1,413,700	1,422,458	$1,439,146

Liabilities and Stockholders' Equity
Deposits	$1,167,727	1,184,009	$1,190,099
FHLB advances	81,525	74,675	87,018
Other borrowings	11,427	11,606	12,213
Other liabilities	12,842	12,675	15,219
Stockholders' equity	140,179	139,493	134,597
Total liabilities and stockholders' equity	$1,413,700	1,422,458	$1,439,146

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2013	2012	2012
	(000)	(000)	(000)

Total interest income	$12,901	$13,431	$13,898
Total interest expense	2,923	3,320	4,029

Net interest income	9,978	10,111	9,869
Provision for loan losses	950	1,350	1,350
Net interest income after provision
for loan losses	9,028	8,761	8,519

Non-interest income
Fees and service charges	1,571	1,616	1,653
Net gain (loss) on sale of investments	339	1,256	197
Other than temporary impairment of securities	0	0	0
Equity in losses of limited partnerships	(126)	(127)	(120)
Commissions	982	980	1,019
Net gain (loss) on loan sales	436	481	132
Net servicing fees	(28)	(77)	32
Increase in cash surrender value of life insurance	317	334	341
Net gain (loss) on sale of other real estate and repossessed assets	19	(41)	(393)
Other income	128	86	67
Total non-interest income	3,638	4,508	2,928

Non-interest expense
Salaries and benefits	5,551	5,425	5,343
Occupancy and equipment	1,401	1,329	1,204
Data processing fees	384	361	430
Professional fees	336	428	341
Marketing	270	388	353
Deposit insurance	324	321	314
Software subscriptions and maintenance	369	325	367
Intangible amortization	211	217	261
Repossessed assets expense	173	190	163
Other expenses	894	1,621	818
Total non-interest expense	9,913	10,605	9,594

Income before taxes	2,753	2,664	1,853
Income tax provision (benefit)	777	661	427
Net income	1,976	2,003	1,426
Preferred stock dividends and amortization	362	362	362
Net income available to common shareholders	$1,614	$1,641	$1,064

Pre-tax pre-provision earnings (5)	$3,341	$3,652	$2,841

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		mos ended			mos ended
		3/31/2013			3/31/2012
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$23,801	$6	0.10%	$31,445	$10	0.13%
Mortgage-backed securities:
Available-for-sale	240,420	1,566	2.61	304,969	1,984	2.60
Investment securities:
Available-for-sale	38,617	179	1.85	34,198	216	2.53
Loans receivable	984,325	11,023	4.48	919,963	11,579	5.03
Stock in FHLB of Indianapolis	14,391	127	3.53	14,391	109	3.03
Total interest-earning assets (3)	1,301,554	12,901	3.96	1,304,966	13,898	4.26
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	113,380			117,692
Total assets	$1,414,934			$1,422,658

Interest-Bearing Liabilities:
Demand and NOW accounts	$257,763	169	0.26	$223,719	221	0.40
Savings deposits	114,040	3	0.01	102,872	13	0.05
Money market accounts	96,187	61	0.25	82,605	108	0.52
Certificate accounts	567,527	2,278	1.61	635,918	2,884	1.81
Total deposits	1,035,517	2,511	0.97	1,045,114	3,226	1.23
Borrowings	88,887	412	1.85	100,681	803	3.19
Total interest-bearing accounts	1,124,404	2,923	1.04	1,145,795	4,029	1.41
Non-interest bearing deposit accounts	137,807			128,784
Other liabilities	12,952			13,846
Total liabilities	1,275,163			1,288,425
Stockholders' equity	139,771			134,233
Total liabilities and stockholders' equity	$1,414,934			$1,422,658

Net earning assets	$177,150			$159,171

Net interest income		$9,978			$9,869

Net interest rate spread			2.92%			2.85%

Net yield on average interest-earning assets			3.07%			3.03%

Average interest-earning assets to
average interest-bearing liabilities			115.76%			113.89%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2013	2012	2012

Share and per share data:
Average common shares outstanding
Basic	7,037,166	6,991,044	6,928,238
Diluted	7,195,092	7,122,459	6,989,465
Per common share:
Basic earnings	$0.23	$0.23	$0.15
Diluted earnings	$0.22	$0.23	$0.15
Dividends	$0.06	$0.06	$0.06

Dividend payout ratio	27.27%	26.09%	40.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.56%	0.56%	0.40%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	5.95%	6.10%	4.17%
Interest rate spread information:
Average during the period(1)	2.92%	2.90%	2.85%

Net interest margin(1)(2)	3.07%	3.04%	3.03%

Efficiency Ratio	72.80%	72.54%	74.97%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	115.76%	114.88%	113.89%

Allowance for loan losses:
Balance beginning of period	$16,038	$15,536	$16,815
Charge offs:
One- to four- family	383	249	441
Commercial real estate	71	240	937
Consumer loans	480	434	525
Commercial business loans	166	0	4
Sub-total	1,100	923	1,907

Recoveries:
One- to four- family	23	40	2
Commercial real estate	0	1	193
Consumer loans	78	32	181
Commercial business loans	2	2	0
Sub-total	103	75	376

Net charge offs	997	848	1,531
Additions charged to operations	950	1,350	1,350
Balance end of period	$15,991	$16,038	$16,634

Net loan charge-offs to average loans (1)	0.41%	0.35%	0.67%

	March 31,	December 31,	March 31,
	2013	2012	2012

Total shares outstanding	7,081,327	7,055,502	6,988,253
Tangible book value per share	$15.40	$15.33	$14.68
Tangible common equity to tangible assets	7.72%	7.62%	7.14%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$10,764	$10,791	$11,587
Commercial real estate	8,219	8,439	13,710
Consumer loans	3,134	2,865	2,987
Commercial business loans	1,711	1,315	986
Total non-accrual loans	23,828	23,410	29,270
Accruing loans past due 90 days or more	813	273	321
Total nonperforming loans	24,641	23,683	29,591
Real estate owned	6,436	6,945	7,379
Other repossessed assets	681	755	731
Total nonperforming assets	$31,758	$31,383	$37,701

Performing restructured loans (4)	6,420	9,664	5,353

Asset Quality Ratios:
Non-performing assets to total assets	2.25%	2.21%	2.62%
Non-performing loans to total loans	2.54%	2.40%	3.17%
Allowance for loan losses to non-performing loans	64.90%	67.72%	56.21%
Allowance for loan losses to loans receivable	1.65%	1.63%	1.78%

(1) Ratios for the three month periods have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(4) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are non-accrual are in the nonaccrual loan categories.

(5) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945